STIPULATION AND AGREEMENT

October 14, 1981

The Utah Department of Business Regulation, Division of Public Utilities (Division), the Utah Committee of Consumer Services (Committee), Mountain Fuel Supply Company (Company) and Wexpro Company (Wexpro) present this Stipulation to the Utah Public Service Commission (Commission) to resolve all issues actually or arguably pending before it in these captioned cases except rate design issues in Case No. 81-057-01. All these cases are before the Commission, in whole or part, on the Commission's own order except Case No. 76-057-14, which is on remand from the decision of the Utah Supreme Court in Committee of Consumer Services v. Public Service Commission of Utah,, 595 P.2d 871 (Utah 1979).

The Company and Wexpro are also entering into a similar stipulation with the Staff of the Public Service Commission of Wyoming, in Public Service Commission of Wyoming Docket No. 9192 Sub 68.

The definitions in the Agreement between the Company and Wexpro as parties (Agreement) which is attached hereto as Appendix 1 and incorporated herein by this reference will apply throughout this Stipulation.

1.    STIPULATED FACTS

1.1. Since before 1930, the Company or its predecessor companies have acquired leases and other interests in certain properties having a potential for the production of hydrocarbons. The Company's exploration and development program has been considered in numerous proceedings before the Commission. While the Commission has from time to time sought modifications to the program, the program has historically received the support and approval of the Commission. A number of properties have been explored and successfully developed and are presently producing oil and natural gas. Others are unexplored and are currently being held for future exploration and accounted for in a Company utility rate base account or in Wexpro.

1.2. On the whole, the Company's hydrocarbon exploration and development has been successful. It has resulted in currently below market price cost-of-service natural gas production equal to approximately 30% of the total natural gas supply currently being delivered to the Company's retail distribution customers. Company exploration efforts have also developed substantial quantities of oil.

1.3. As part of the Commission's historical support and approval of the Company's exploration and development program, certain costs of exploration, including dry-hole expenses, cancelled leases and delay rentals, have been considered as utility expenses in setting the Company's natural gas rates to retail distribution customers over the past 35 years.

1.4. The productive oil reservoirs, productive gas reservoirs and the unexplored properties currently held by the Company and Wexpro (as set out and defined in the Agreement) are believed to have significant potential value for the future production of oil and natural gas.

1.5. In order to produce the potentially producible oil and natural gas from the productive oil reservoirs, it may sometimes be desirable to pursue enhanced recovery procedures. The amount of required investment for such enhanced recovery procedures is currently unknown.

1.6. Additional development drilling into some, if not all, of the productive gas reservoirs also will be necessary and desirable to produce prudently the available natural gas and oil. The amount of the required investment for such additional development wells is currently unknown.

1.7. To exploit the potential of the approximately 1.4 million acres of unexplored leaseholds currently held in the Company's 105 account, the leaseholds need to be explored, and those leaseholds that appear to warrant it should be drilled. Many of these leases will soon expire unless they are drilled prior to expiration. The amount of the investment required for such exploration and drilling is currently unknown.

1.8. During a 37 year period prior to January 1,1977, certain primarily oil producing properties which were explored and drilled by the Company were classified by the Company as non-utility oil properties.

1.9. The Company believes that its investors have provided capital to it under the understanding that the properties classified as oil-producing properties were totally non-utility in nature, hence allowing for an unregulated return on investments therein.

1.10. Various parties historically have made claims before the Commission that such oil properties should be regulated as utility assets and that profits derived from such properties should be applied to reduce the Company's retail distribution rates.

1.11. The Commission has historically treated such oil properties as unregulated assets of the Company.

1.12. Effective January 1, 1977, the Company and Wexpro entered into an Agreement of Purchase and Sale under which the Company-classified non-utility properties were transferred to Wexpro in exchange for all of the outstanding common stock of Wexpro. The Company and Wexpro also entered into a Joint Exploration Agreement (JEA) effective January 1, 1977, which established a program for exploration and development of the Company's unexplored properties.

1.13. The Division and Committee objected to the agreements alleging that they were detrimental to utility customers. The Commission in its Order dated April 11, 1978, in Case No. 76-057-14 approved the agreements subject to certain amendments which were agreed to by the Company and Wexpro. However, in Committee of Consumer Services v. Public Service Commission of Utah,, 595 P.2d 871 (Utah 1979), the Utah Supreme Court reversed the Order of the Commission on jurisdictional grounds and remanded the issue the Commission for further hearings as to whether the properties theretofore classified by the Company as non-utility were in fact outside the regulatory jurisdiction of the Commission.

1.14. Since the organization of Wexpro as a wholly owned subsidiary of the Company, a number of properties have been explored. Wexpro has explored the properties conveyed to it under the Agreement of Purchase and Sale and has acquired properties from sources other than the Company that have also been explored. The early exploration of Company properties after the organization of Wexpro was done in accordance with the terms of the JEA. After the Utah Supreme Court rendered its decision, the JEA was canceled and the further drilling was done first under an informal agreement and subsequently under a stipulation dated March 1981, which was filed in Case No. 81-057-04 and approved by the Utah Commission. Some of this drilling has resulted in the successful completion of either oil or natural gas wells.

1.15. During the pendency of Case No. 76-057-14 (Wexpro Case) the Company has received general rate increases in Case Nos. 77-057-03, 79-57-03, 80-057-01 and 81-057-01. The order establishing the overall increase in rates entered in each of those cases has bee in some way connected to the outcome of Case No. 76-057-14.

1.16. The Company has discontinued all exploration an development activities on the properties subject to the JEA because in its judgment the opinion of the Utah Supreme Court in Committee of Consumer Services made continued exploration of the properties as a utility venture impractical.

1.17. Questions have been raised before the Wyoming Commission in Docket No. 9192
Sub 68 regarding issues raised in the. Wexpro Case.

1.18. In addition to the cases which are the subject of this Stipulation, other litigation has been initiated by the Company in federal forums involving some of the same issues that are before the Commission in Case Nos. 76-057-14 and 81-057-04.

1.18.1. The Company, Wexpro, Mountain Fuel Resources, Inc. (Resources) and Celsius Energy Company (Celsius) have filed Applications with the Federal Energy Regulatory Commission (FERC) in FERC Docket Nos. CP80-274, CP80-275 and CI80-233 (FERC Dockets) seeking authorization for transfer of certain of the properties which are the subject of this Stipulation and the Agreement (Properties) from the Company and Wexpro to Celsius. True and correct copies of the applications in the FERC Dockets have been filed with the Commission.

1.18.2. The Company, Wexpro and certain shareholders of the Company filed a Complaint in the United States District Court for the District of Utah in Mountain Fuel Supply Co. v. Public Service Commission of Utah, Civil No. C 80-0710J (D. Utah, July 28, 1981). The Complaint and Amended and Supplemental Complaint, true and correct copies of which were served on the Commission previously, claimed, among other things, that the regulation of certain of the Properties by this Commission would violate plaintiffs' rights under the Constitution of the United States. The court has entered an Order dismissing the Complaint without prejudice.

1.19. The federal litigation as well as these cases are part of a protracted, time consuming, expensive and disruptive course of disagreement of the parties. It is the opinion of all parties that if this litigation is not substantially resolved, it will continue to be protracted, time-consuming, expensive and disruptive in the future to the detriment of the Company's shareholders and its customers.

1.20. All parties have taken public positions in the litigation referred to above and in these cases herein captioned suggesting that the Properties be owned and developed in various ways and that the benefits from the Properties be divided in various fractions. All parties concede, however, that the risk exists in any litigation that a particular position will not be accepted in whole or in part by the ultimate legal decision-maker and that decisions of the various courts and agencies in which the related litigation is now pending could be inconsistent. Further, the expense of litigation and the passage of time could render the ultimate victory by any party Pyrrhic.

1.21. The potential of the Properties can best be realized for the Company's retail distribution customers and its shareholders if the Properties are explored.

1.22. By reason of the Company's decision not to conduct exploration activities as a utility, in order to exploit the Properties adequately, Wexpro must own the fee title or be the lessee of record and must be the operator of all of the Properties.

1.23. It is reasonable and desirable under the circumstances that all future exploration or developmental drilling activity on the Properties be undertaken by Wexpro, as provided for in the Agreement, at its sole risk and expense.

1.24. The service fees and prices established in the Agreement together with the transfer of rights to Wexpro fairly compensate for such risks and expenses undertaken by Wexpro.

1.25. The rights and benefits conferred upon or retained by the Company in the Agreement (along with that consideration previously received by the Company from Wexpro) represent fair market value consideration for all properties which have been previously conveyed or are by the Agreement conveyed to Wexpro by the Company.

2.    OBJECTIVES OF THE PARTIES

The parties have entered into this Stipulation and the Agreement to accomplish the following objectives, which objectives are set forth here as an aid to current and future interpretation and application of this Stipulation and the Agreement:

2.1. The retail natural gas rates paid by the Company's distribution customers should reflect appropriate credits or benefits from the Properties. All benefits or credits from the Properties which flow to the Company will be used by the Company to reduce or suppress retail natural gas rates to its customers as directed by the agency having jurisdiction.

2.2. Wexpro should have sufficient legal and economic incentive that it, in its own self interest, will prudently and energetically exploit the Properties to their full potential for the benefit of the Company's customers and its shareholders.

2.3. This Stipulation and the Agreement together should provide a self-governing means of encouraging the development of natural gas to be made available to the Company's retail distribution customers at competitive prices. To that end, the Agreement will avoid "first sales" of natural gas (as defined in the Natural Gas Policy Act of 1978) or "sales for resale in interstate commerce" (as that term has been applied under the Natural Gas Act) to the Company from currently productive gas reservoirs and will establish contractual prices for gas which is sold from currently productive oil reservoirs by Wexpro to the Company with the intention that such prices will be adopted by any regulatory agency asserting jurisdiction.

2.4. Wexpro should be recognized by states in which it operates and all parties as an independent hydrocarbon exploration and development company which is not subject to state public utility regulation and which legally owns or operates the Properties in accordance with the Agreement.

2.5. The Company's natural gas retail distribution rates will not reflect as a specific utility cost any unsuccessful exploration or development cost incurred on the Properties with the specific intention of eliminating any foundation for the claim that its customers contribute capital to or assume the risks of the Company's or Wexpro's exploration or development programs.

3.    CONSIDERATION

3.1. The parties have entered into this Stipulation and the Agreement has been executed in mutually interdependent consideration of each and all of their covenants and conditions. The Stipulation and the Agreement are an integrated whole and each part is dependent on all other parts. Therefore, if any part of the Stipulation or Agreement is not approved as provided in Section 16 herein, the entire Stipulation and the Agreement will be void unless modified in writing as provided in Section 16 with such modifications approved with finality.

3.2. The totality of the consideration flowing to the Company under the Agreement is agreed by the parties, in view of all the circumstances, to be the equivalent of fair market value for all assets transferred from the Company to Wexpro by the Agreement of Purchase and Sale and by the Agreement.

3.3. Some of the consideration to the Company under the Stipulation and Agreement is summarized, without in any way attempting to alter the specific terms of the Stipulation or the Agreement, as follows:

3.3.1. 54% of profits from productive oil reservoirs.

3.3.2. Cost-of-service gas sold by Wexpro to the Company from productive oil reservoirs.

3.3.3. All development drilling expenses and risks on transferred leaseholds to be borne by Wexpro.

3.3.4. 7% of 8/8ths overriding royalty on all exploratory properties transferred from the Company to Wexpro under the Agreement.

3.3.5. A first right to purchase all gas from exploratory leaseholds.

3.3.6. Cost-of-service gas owned by the Company and delivered by Wexpro from productive gas reservoirs.

3.3.7. All risk and expense of development drilling on Account 101/105 leaseholds borne by Wexpro.

3.3.8. 2-1/2% of 8/8ths overriding royalty on approximately 128,000 acres of
"after.acquired" property of Wexpro.

3.3.9. 2-1/2% of 8/8ths overriding royalty on certain Bug field acreage acquired by Wexpro after January 1,1977.

3.3.10. $21 million temporary reduction in cost-of-service to Company's retail distribution natural gas customers.

3.3.11. Reduction of utility rate base by removal of all leaseholds from rate base accounts, thereby reducing utility revenue requirements.

3.3.12. Future elimination of unsuccessful exploration and development expenses from ratemaking consideration thereby reducing utility revenue requirements.

3.3.13. Expenditure of at least $40 million by Wexpro during next 5 years for development drilling to productive gas reservoirs.

3.4. The issuance of the common stock by Wexpro to the Company in connection with the Agreement of Purchase and Sale and the Company's ownership rights with respect to that stock will not be affected by this Stipulation.

4.    RESERVE FOR PAST UTILITY EXPLORATION EXPENSES

4.1. Except as provided in Section 4.2 herein, the Company's cost-of-service of natural gas will not include any cost or expense associated with unsuccessful exploration or development of the Properties except as specifically provided in the Agreement.

4.2. It is mutually acknowledged that the reserve for exploration account designated as Account 186 of the Uniform System of Accounts has been maintained in the Company's ratemaking accounts for the purpose of covering its share of unsuccessful exploration costs. That account as of July 31,1981, had a deficit of approximately $3.8 million. There is presently an expense item relating to unsuccessful exploration reflected in the Company's natural gas retail distribution rates of approximately $3.1 million per year, which, it is agreed, will remain in effect so long, but only so long, as is necessary to eliminate the $3.8 million deficit balance in Account 186.

5.    THE AGREEMENT

5.1. The parties will enter into and be bound by the Agreement attached as Appendix 1, effective August 1,1981. The Agreement specifies the terms and conditions upon which the Company and Wexpro will own and Wexpro will operate the Properties and upon which the Company will own natural gas produced from productive gas reservoirs, be entitled to purchase natural gas produced from productive oil reservoirs and exploratory properties, share in certain oil income and otherwise share in the benefits of the Properties.

5.2. All parties have participated in the drafting of the Agreement and have carefully scrutinized all of its provisions. For purposes of this Stipulation, all parties will be bound by definitions, property schedules and procedures which are a part of the Agreement. The parties agree not to challenge any action taken by the Company or Wexpro in accordance with the terms of the Agreement other than through arbitration procedures provided in Section 9 of this Stipulation.

5.3. The parties agree that the cost-of-service reductions and increases in income which flow to the Company under the Agreement are intended ultimately to benefit the Company's retail distribution customers in the form of reductions in or suppression of natural gas rates.

5.4. The beneficial interest of the Company's Utah retail distribution customers in benefits from the Properties as a class is represented by the Division and the Committee which have executed the Agreement in this representative capacity. The parties agree that the Division and Committee are entitled in this same capacity to pursue enforcement of the provisions of this Stipulation and the Agreement to secure benefits to the Company's customers under the Agreement as provided in this Stipulation.

5.5. The Agreement has been executed by the parties without complete review of the schedules attached to the Agreement. Until such schedules are finally reviewed and approved by the parties, it may be necessary to slightly modify certain entries in the schedules. However, the parties believe that any such modification will not be material nor will they affect the substantive provisions of the Agreement. The parties agree that the schedules to the Agreement will be reviewed and finally approved no later than October

23, 1981.

6.     TEMPORARY REDUCTION IN THE COMPANY'S COST-OF-SERVICE

6.1. As soon as is practicable but in no event later than 30 days following approval of this Stipulation, the Company will submit new schedules of rates and charges to the Commission which will reflect a reduction in its cost-of-service. This reduction in costs- of-service will be reflected on a per-Mcf basis to the Company's retail distribution customers over approximately a 12-month period, commencing upon dates fixed by the Commission, and will be in an amount sufficient to reduce the Company's current system-wide retail distribution natural gas rates by the pretax sum of $21 million. 90% of this reduction will apply to Utah customers and 10% will apply to Wyoming customers. It is understood that a portion of the $21 million may be required by law to be directly allocated to certain incrementally priced industrial customers under Title II of the Natural Gas Policy Act of 1978 (NAPA).

6.2. While this cost-of-service reduction will occur over a 12- month period, the entire effect of the reduction upon earnings of the Company will be accounted for in the Company's financial records in the year 1981.

6.3. To ensure that the full impact of the $21 million temporary reduction in system-wide cost-of-service is realized, it will be accounted for by the Company as a part of the Account 191 balancing account adjustment provisions of its tariffs on file with and approved by the Commission, except for the portion required to be directly allocated to incrementally priced industrial customers under the NGPA.

7.    OTHER RATE EFFECTS

7.1. As soon as practicable, but in no event later than 30 days following approval of this
Stipulation, the Company will submit new schedules of rates and charges which:

7.1.1 Reflect actual adjustments in utility rate base resulting from changes in property ownership effected by the Agreement as of August 1, 1981, and ownership of facilities installed after July 31, 1981; and

7.1.2 Reflect projected adjustments in other utility in- come, gas purchase costs and service fees resulting from the Company's income from Wexpro, its service fees to Wexpro, and its gas purchases from Wexpro under the Agreement as required by this Stipulation and the Agreement utilizing Account 191 procedures as directed by the agency having jurisdiction.

7.2 Within 30 days after the reserve for exploration account deficit balance is eliminated, as provided in Section 4.2 above, the Company will submit rate schedules which reflect a reduction of approximately $3.1 million annually system-wide.

7.3 The Company's retail natural gas tariffs will reflect, through the ratemaking treatment accorded the Company's direct gas costs, that the costs associated with the production of Company owned hydrocarbons produced for the Company by Wexpro under the terms of Article III of the Agreement will be determined under the cost-of-service procedure set forth in Exhibit E of the Agreement.

7.4 All royalties or income received from Wexpro under the Agreement as well as costs associated with natural gas delivered to the Company by Wexpro will be accounted for under the Account 191 balancing account adjustment provisions of the Company's tariffs on file with and approved by the Commission in the same manner as natural gas costs incurred by the Company in the purchase of natural gas from third parties.

7.5. All investment in prior Company wells (as defined in the Agreement) and all related utility investments made before August 1, 1981, used and useful in the production of hydrocarbons from productive gas reservoirs, and not otherwise transferred to Wexpro under the Agreement will be considered as utility gas plant to be accorded rate-base treatment as a part of the Company's retail natural gas rate determination by the Utah and Wyoming Public Service Commissions. (It is specifically recognized that Company investment made under paragraphs 11-8(f) and 111-8(e) of the Agreement will be accorded similar rat-base treatment.) However, no lease carrying costs will be included in such treatment.

7.6. No benefit or burden created in the Company, and ultimately its retail distribution customers, by this Stipulation or the Agreement will be used in any way as a basis for future rate relief to the Company except under exigent circumstances as otherwise directed by the agency having jurisdiction.

8.    DIVISION MONITORING OF PERFORMANCE UNDER AGREEMENT

8.1. The Division will be entitled to monitor the performance of the Company and Wexpro under the Agreement. To facilitate that monitoring, the books and accounts of Wexpro pertaining to the Properties will be made available for examination by the Division when requested at reasonable times and places designated by Wexpro. In addition, Wexpro and the Company will provide the Division with a report within days of the end of every calendar quarter setting out production of the Properties, the financial benefits from the Properties and reporting on the operation of each element of the Agreement. Wexpro will have its accounts with respect to all matters under the Agreement audited annually by a firm of independent certified public accountants. The Division will receive copies of the audit report when completed. All costs of the audit will be borne by Wexpro and will be considered to be normal business expenses of Wexpro for purposes of the Agreement's formulae. This expense item will be strictly restricted, however, to reflect solely the costs of auditing compliance with the Agreement.

8.2. If the Division desires further monitoring, it, in conjunction with the Staff of the Wyoming Public Service Commission (Staff), will select two monitors, an independent certified public accountant and an independent hydrocarbon industry consulting firm, to review the performance of the Agreement and to advise all parties with respect thereto. Any monitor selected will be professionally trained and qualified, will have had no involvement with the Wexpro Case (unless such requirement is waived by all parties) and will be nationally recognized as a reputable and independent expert in the subject matter of the function monitored. The two monitors will be paid actual and reasonable fees and expenses incurred in monitoring the performance of the Agreement by Wexpro in an aggregate amount not to exceed $60,000 annually. The first $20,000 of this amount will be considered to be normal business expenses of Wexpro in determining the cost-of-service of natural gas to be delivered or sold to the Company under the Agreement, and the remaining $40,000 will be considered to be normal business expenses of Wexpro for purposes of the "54-46 formula" under the Agreement. Any costs and expenses of the monitors in excess of $60,000 annually will be the sole responsibility of the Division and the Staff.

8.3. Wexpro will cooperate with the monitors in providing reasonable access to its books, accounts and records with respect to the Properties and in attempting to obtain other relevant information reasonably requested by the monitors. The monitors will be obligated under their retainer agreements to keep information disclosed to them confidential except in connection with necessary reports made to the Division, the Staff, the Company or Wexpro in performing their duties as monitors or with Wexpro's prior approval.

8.4. Monitors may be removed with or without cause by the Division, in consultation with the Staff, and with cause, as established by arbitration, by the Company and Wexpro. For purposes of this paragraph, cause will include, but not be limited to, lack of professional qualification, lack of competence, unauthorized dis- closure or use of confidential information and a pattern of unreasonable, harrassing or oppressive conduct by the monitor in performing its responsibilities. If a monitor is removed or is unable to continue to act, the Division, in consultation with the Staff, may select a successor upon the same terms and conditions as an original monitor could be selected provided that the total fees and expenses of all monitors in any year will be limited to $60,000.

9.    DEFAULTS

In the event that any party claims that there is any default by any other party of any of their obligations under the terms or intent of this Stipulation or the Agreement, the following procedure will be followed:

9.1. The charging party will give notice of the claimed default, and the defaulting party will be allowed 30 days or such longer time as the charging and defaulting parties may stipulate to correct its default.

9.2. If the default is not corrected to the satisfaction of the charging party, all parties and the Staff will be given notice of the dispute and the matter will be submitted by the parties to arbitration on the following terms:

9.2.1. The Division and the Committee and the Staff, if the Committee and the Staff desire to participate, will jointly select a person professionally trained and qualified in the subject matter of the dispute but who has not been employed or retained by the Division, Committee or Staff within the previous 12 months (unless such requirement is waived by all parties), to act as an arbitrator, such selection to be within 60 days of the date upon which notice of default was given or such longer time as the parties may specify.

9.2.2. The Company and Wexpro, or either if both do not desire to participate, will similarly select a person professionally trained and qualified in the subject matter of the dispute to act as an arbitrator under the same restrictions and within the same time limit in which the Division, Committee and Staff must select their arbitrator.

9.2.3. The two arbitrators selected will together select a third person professionally trained and qualified in the subject matter of the dispute to act as an arbitrator, such selection to he within 15 days of the date the latter of the two arbitrators was selected by the parties. In the event no agreement can be reached on the selection of the third arbitrator within the time permitted, such selection will be made by the Chief Judge of the United States District
Court for the District of Utah upon the application of any party.

9.2.4. The three arbitrators will give the parties reason- able opportunity to present their positions and will thereafter decide the matters in dispute by a majority vote. The arbitrators will not engage in investigations or audits themselves but will render their decision based upon information presented to them by the parties. It is understood that the arbitrators may request the parties to prepare and present additional evidence if needed for their decision and that arbitrators will keep information presented to them confidential.

9.2.5. Each party will bear the costs of its own attorneys and witnesses in the arbitration proceedings. The salary and expenses of the arbitrator selected by each of the parties will be paid by the party or parties selecting the arbitrator. The salary and expenses of the third arbitrator will be paid by Wexpro and considered a normal business expense of Wexpro for purposes of the Agreement's "54-46 formula" unless the formula at that time is not returning to Wexpro the full return provided in the Agreement on its investment base, in which event the Division, Committee and Staff will share the expenses of the third arbitrator equally with the Company and Wexpro.

9.2.6. Except as otherwise specifically provided in this Section 9, the arbitration procedure contemplated by this Stipulation will comply with Chapter 31 of Title 78 of the Utah Code or any successor provision of Utah law governing arbitration.

9.3. The decision of the arbitrators may be presented by any party to the Commission in an application for any action by the Commission with respect to the claimed default by the Division or Company of the Agreement or to a court of competent jurisdiction for any action with respect to a claimed default by Wexpro of the Agreement. In proceedings before the Commission or court with respect to the arbitrated matter, the decision of the arbitrators will be binding upon the parties except with respect to matters covered by Utah Code Ann. 78-31-16 and 78-31-17 and any other claim of impropriety, irregularity or arbitrariness and capriciousness in the arbitration proceedings.

9.4. Among the remedies available under arbitration there is specifically excluded any form of rescission of the terms of property transfer of the Agreement.

9.5. The parties agree that separate arbitration proceedings in Utah and Wyoming or between different parties will not be initiated on the same subject. All parties to this Stipulation should receive notice of any arbitration proceeding initiated by any party in either state. Any party that chooses not to participate in the arbitration proceeding will be bound by the decision of the arbitrators as if it had participated.

9.6. In deciding any controversy brought before them, the arbitrators, Commission or other administrative or judicial body may consider, as appropriate, that one party or the other to the proceeding may have superior knowledge or access to the properties, assets or information which is the subject of the proceeding. They may also consider that the parties to this Stipulation and the Agreement have a duty to perform their respective responsibilities in good faith.

10.    CONFIDENTIAL INFORMATION

The Company and Wexpro are obligated under this Stipulation and the Agreement to provide the Division, its monitors and arbitrators with information, reports and notices regarding Wexpro's exploration and development of the properties. It is understood and agreed that the Division and Committee, if it participates in arbitration proceedings, will keep such information, reports and notices, including information received from monitors and present- ed in arbitration proceedings, strictly confidential and will use them only in connection with its review of matters under this Stipulation and the Agreement. It is understood that the Division may utilize such information in arbitration proceedings and, if the Company and Wexpro have consented or the Commission has given its prior approval, in Commission proceedings.

11.    COMPANY INTEREST IN CERTAIN PROPERTIES OWNED BY WEXPRO

11.1. The right, interest and estate of the Company in certain properties owned or to be owned by Wexpro is fully described in the Agreement. The Company will have no other right, interest or estate in any property owned by Wexpro except as specifically provided in the Agreement. None of the parties will make any claim that the Company or its customers have any legal, equitable or beneficial right, interest or estate in any property owned by Wexpro or hereafter acquired by Wexpro except as expressly provided by this Stipulation and the Agreement.

11.2. None of the parties will claim that the Properties owned by Wexpro are subject to the public utility regulation of any state, and all parties will cooperate to obtain legal rulings and, if necessary, statutes so providing. It is acknowledged that the Company's rights with respect to the Properties or benefits from them may be subject to appropriate regulation for ratemaking purposes. However, that fact will in no way be claimed by any party as a basis for state public utility regulation of Wexpro in any of its activities with respect to the Properties. If Wexpro's activities with respect to the Properties are claimed by the parties to be or are successfully subjected to state public utility regulation, Wexpro will be released from its obligations under the Agreement with respect to the Properties which subject it to regulation.

12.    WEXPRO PROPERTIES NOT SUBJECT TO ANY COMPANY INTEREST

By this Stipulation the parties expressly recognize that there are three categories of properties which are or may be owned by Wexpro in which the Company has no legal, equitable, or beneficial right, estate or interest. The parties will not make any claim that the Company or its customers have any right, estate or interest in these properties or in any production from or proceeds of them or that these properties are subject to public utility regulation. The categories are:

12.1. Properties acquired directly into the Company's non- utility accounts prior to January 1,1977, and transferred to Wexpro effective January 1, 1977, which have never been considered in establishing the natural gas retail distribution rates of the Company. These properties are described on Schedule 6 attached to the Agreement.

12.2. Properties acquired by Wexpro from third parties or by farmout from the Company during the period commencing January 1, 1977, and ending on July 31,1981, except for the overriding royalty described in the Agreement on approximately 128,000 acres located in the states of Utah, Wyoming, Colorado and Nevada acquired directly by Wexpro during this period from third parties and on certain acreage in the "Bug area" acquired after May 10, 1979 identified in Schedule 5 attached to the Agreement.

12.3. Any and all properties acquired by Wexpro from any source in any location after
July 31, 1981.

13.    RESOLUTION OF COMMISSION CASES AND CLAIMS OF PARTIES

This Stipulation and the Agreement resolve all pending issues before the Commission in the above-captioned cases (except rate design issues in Case No. 81-057-01), and all claims of the parties with respect to the allocation of expenses, profits or properties among the Company and Wexpro. No party will assert any claim that the Company, its customers, or Wexpro is entitled to any reimbursement for any cost previously paid by it or them; or that the Company, its customers, or Wexpro is entitled to all or any part of any revenue previously received or retained by others as a result of any aspect of the Company's and/or Wexpro's exploration and development program, the ownership or classification of the Proper- ties, rates previously in effect or any other matter which is the subject of this Stipulation except as expressly provided for in this Stipulation and the Agreement. To effect this resolution in pending cases the parties agree that:

13.1. This Stipulation resolves all issues in Case No. 76-057-14 in a manner consistent with the public interest and in accordance with the holding of the Utah Supreme Court in Committee of Consumer Services.

13.2. Any conditions in Orders establishing the rate deficiencies in Case Nos. 77-057-03,
79-057-03, 80-057-01 and 81-057-01 with reference to the resolution of Case No. 76-057-14 are satisfied by this Stipulation and the implementation of the Stipulation and the Agreement.

13.3. The Stipulation of the parties in Case No. 81-057-04 will be terminated effective August 1, 1981, and the Commission's ruling in that case requiring the Company and Wexpro to obtain prior approval of the Commission for any future transfer of property is superseded by this Stipulation and the Agreement. It is understood that the fact that the Commission's ruling in Case No. 81-057-04 is superseded by this Stipulation and the Agreement will have no effect on any statutory authority of the Commission or any valid order issued by the Commission in any other proceeding.

14. FEDERAL COURT PROCEEDINGS

It is the intent of this Stipulation to dispose of all of the disputed issues between the parties with respect to the Properties and specifically to resolve with prejudice the disputes with regard to the Properties heretofore raised in the United States District Court for the District of Utah in an action entitled Mountain Fuel Supply Co. v. Public Service Commission of Utah, Civil No. C80-0710J (D. Utah, July 28, 1981), which action has been dismissed without prejudice by that Court. The Company and Wexpro agree that the action will not be refiled and that no other action making the same claims arising from the same circumstances against the same parties with respect to the Properties will be filed.

15. FERC PROCEEDINGS

15.1. Mountain Fuel and Wexpro will amend their Applications or take other action in the FERC Dockets in a manner consistent with this Stipulation and the Agreement within 60 days of the approval by the Commission of this Stipulation and the Agreement or the final resolution by a competent court on appeal or review.

15.2. All parties will use their best efforts, in cooperation with each other, to obtain any necessary approval by FERC of the terms of this Stipulation and the Agreement which affect the pending Applications.

15.3. It is acknowledged that this Stipulation will not stop the Division and Committee from taking positions contrary to those of the Company and Wexpro in the FERC Dockets on matters not subject to this Stipulation and the Agreement.

15.4. No party will file in the future any application with any regulatory body which is intended to result in the modification or abrogation of any term of this Stipulation or the Agreement except in exigent circumstances.

15.5. Should FERC assert regulatory authority over the gas produced from either the productive gas reservoirs or productive oil reservoirs, all parties will cooperate and use their best efforts to obtain complete acquiesence in or adoption by that agency of the pricing and supply provisions of the Agreement pertaining to those reservoirs.

16.	APPROVAL OF STIPULATION AND AGREEMENT

16.1. This Stipulation and the Agreement are entered into by the parties subject to approval by the Commission and, in the discretion of the Company or Wexpro, subject to the approval of the Wyoming Commission of a similar stipulation by the Staff of the Wyoming Public Service Commission, the Company and Wexpro in Wyoming Commission Docket No. 9192 Sub 68. The parties will cooperate with each other, in good faith, to obtain approval of this Stipulation and the Agreement in their entirety by the Commission. The Company and Wexpro agree to endeavor diligently to obtain the approval of the Wyoming Stipulation and the Agreement by the Wyoming Commission, and the Division and Committee agree to cooperate with and assist the Company and Wexpro in the Wyoming proceedings if requested to do so.

16.2. If any person seeks judicial review of the decision of the Commission approving this Stipulation and the Agreement in any court, the parties agree to cooperate with each other to promote the adoption or approval of the Stipulation and the Agreement by the reviewing court.

16.3. If this Stipulation and the Agreement are not approved in their entirety as provided above, the parties will have 30 days from the final decision of the Commission or reviewing court inconsistent with this Stipulation or the Agreement to agree in writing to accept or reject any modification of this Stipulation or the Agreement which may be required. If the parties do not so agree, the Stipulation and the Agreement will be void.

17.	SUCCESSORS AND ASSIGNS

17.1. This Stipulation will be binding upon the parties and their successors and assigns, including any state agencies which may hereafter succeed to the responsibilities of the Division and Committee.

17.2. References in this Stipulation to any party will also be deemed to be references to its successors and assigns as appropriate under the circumstances.

17.3. It is acknowledged that Wexpro may assign certain of its rights and obligations under the Agreement to others including other companies affiliated with the Company. Such assignments may be freely made without the consent of any party, and no party will make any claim that any such assignment requires approval of the Commission. However, any such assignment will be subject to the terms of the Agreement, and the assignee's agreement to be bound by the terms of the Agreement, will be a condition precedent to the assignment. In making any assignment of Wexpro's interest or operating rights in productive gas and productive oil reservoirs, due consideration will be given the parties' intention to avoid first sales or sales for resale of natural gas to the Company from productive gas reservoirs. Due consideration will also be given to the parties' intent to avoid any changes in the pricing or supply provisions established in the Agreement for sales of natural gas from productive oil reservoirs to the Company imposed by any regulatory body.

17.4. It is further acknowledged that the Company and Wexpro may decide to transfer certain of the Properties to Celsius rather than to Wexpro during implementation of the Agreement. Such transfers may be freely made without the consent of any party and no party will claim that any such transfer requires approval of the Commission. However, any such transfer will be subject to the terms of this Stipulation and the Agreement and Celsius' Agreement to be bound by the terms of this Stipulation and the Agreement with respect to such properties will be a condition precedent to the transfers. In that event, references to Wexpro in this Stipulation will be deemed to be references to Celsius as appropriate.

18.    AMENDMENT

Any amendment to or modification of this Stipulation or the Agreement prior to approval will render the entire Stipulation and Agreement void unless the amendment or modification is consented to in writing by all of the parties and is approved in the manner provided in Section 16 above.

DATED this 14th day of October, 1981.

/s/ Thomas A. Quinn

Stephen H. Anderson Thomas A. Quinn Merlin O. Baker
A. Robert Thorup
Ray Quinney & Nebeker
Special Assistant Attorneys General

Attorneys for the Division and Committee

/s/ Edward W. Clyde

Edward W. Clyde
Clyde, Pratt, Gibbs & Cahoon

/s/ Robert S. Campbell

Robert S. Campbell
Gregory B. Monson
Watkiss & Campbell

Attorneys for
Mountain Fuel Supply Company

/s/ Calvin L. Rampton
Calvin L. Rampton
Jones, Waldo, Holbrook & McDonough

Attorney for Wexpro

A G R E E M E N T

THIS AGREEMENT is made and entered into this 14th day of October, 1981, by and between MOUNTAIN FUEL SUPPLY COMPANY, a Utah corporation; WEXPRO COMPANY, a Utah corporation; the Utah Department of Business Regulation, Division of Public Utilities; the Utah Committee of Consumer Services; and the Staff of the Wyoming Public Service Commission.

RECITALS

A.    The parties have been engaged in extensive litigation as described in the Stipulations to which this Agreement is attached.

B.    The Division of Public Utilities of the Utah Department of Business Regulation, the Utah Committee of Consumer Services, the Staff of the Public Service Commission of Wyoming, Mountain Fuel Supply Company and Wexpro Company have reached accord on an appropriate settlement and resolution of the issues contested in that litigation.

C.    This accord is reflected in contemporaneous Stipulations filed with the Utah Public Service Commission on October 14, 1981, Utah Stipulation), and with the Wyoming Public Service Commission on October 15, 1981, (Wyoming Stipulation), to each of which this Agreement has been attached and made a part.

D.    The cases before both the Utah Public Service Commission and the Wyoming Public Service Commission affected by this Agreement are set forth in the Stipulations.

E.    The parties to this Agreement desire to set forth the several and interdependent rights, obligations, responsibilities and mutual promises as contemplated by the Stipulations.

NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations set forth below, the parties agree as follows:

I. DEFINITIONS

For purposes of this Agreement, and the Stipulations to which it is attached, the following definitions will apply to the indicated terms wherever they appear.

CORPORATIONS, AGENCIES AND DOCUMENTS

I-1. The Company. Mountain Fuel Supply Company, an investor-owned Utah corporation, including where appropriate its operating divisions, the Distribution Division and the Transmission Division, but not referring to wholly-owned subsidiaries of Mountain Fuel Supply Company as of August 1, 1981.

I-2. Wexpro. Wexpro Company, a Utah corporation incorporated in November 1976 and a wholly owned subsidiary of the Company. The term will refer to Wexpro Company, its successors and assigns.

I-3. Celsius. Celsius Energy Company, a Nevada corporation and a wholly owned subsidiary of Mountain Fuel Resources, Inc., itself a wholly owned subsidiary of Mountain Fuel Supply Company.

I-4. The Division. The Division of Public Utilities of the Utah Department of Business Regulation. The term will also refer to any governmental successor as provided by statute or rule.

I-5. The Committee. The Utah Committee of Consumer Services. The term will also refer to any governmental successor as provided by statute or rule.

I-6. Staff of the Wyoming PSC. The regulatory staff of the Public Service Commission of Wyoming. The term will also refer to any governmental successor as provided by statute.

I-7. Agreement of Purchase and Sale. The amended agreement between Mountain Fuel Supply Company and Wexpro Company, dated April 24, 1978, by which certain non-utility properties, described in such document, were transferred from Mountain Fuel Supply Company to Wexpro.

PRODUCTS

I-8. Natural Gas. A gaseous substance whose major constituent is methane.

I-9. Natural Gas Liquids. All liquids extracted from a natural gas stream except liquids (including condensate) recovered by surface separators.

I-10. Oil. The generic term used to describe all products including minerals and hydrocarbons other than natural gas or natural gas liquids.

I-11. Hydrocarbons. A generic term used to refer to natural gas, natural gas liquids and oil collectively.

HYDROCARBON-PRODUCING PROPERTIES AND
RELATED TERMS

I-12. Account 101/105 Leaseholds. All leasehold, operating rights, working interests, mineral and other interests in production which were held on July 31, 1981, by the Company and which were accounted for on that date in the Company's Accounts 101 or 105.

I-13. Transferred Leaseholds. All leasehold, operating rights, working interests, mineral and other interests in production which were held by Wexpro on July 31, 1981, and which had previously been accounted for in the Company's 101 or 105 Accounts immediately prior to transfer, but excluding leasehold or production rights acquired by farmout from the Company.

I-14. Well. The well bore and all underground and surface materials and facilities installed in connection with drilling into the earth's surface for the production or injection of hydrocarbons and other substances. The term "well" includes all appurtenant facilities.

I-15. Appurtenant Facilities. Those facilities, downstream from the wellhead, to and including the delivery point, that are necessary to make the products acceptable for delivery including, but not limited to, compression, transportation, gathering, separation, treating and certain processing facilities.

I-16. Delivery Point. That point, under standard industry practice, at which a purchaser of oil or natural gas liquids or natural gas takes delivery from the producer. This will generally be (i) at the inlet side of the dehydration unit for gas deliveries, and (ii) at the outlet side of tankage or other storage facilities for oil or natural gas liquid deliveries.

I-17. Completed Well. (a) A well ready for and capable of producing hydrocarbons in commercial quantities regardless of whether the necessary equipment and machinery is installed to permit continuous production and marketing of hydrocarbons or (b) a dry hole.

I-18. Development Well. A well drilled under the terms of this Agreement for carrying out development oil or development gas drilling, as those terms are defined in sections I-27 and I-28.

I-19. Dry Hole. A development well that (i) upon completion is clearly uneconomical to produce and is plugged and abandoned while the drilling rig is in place, or (ii) is otherwise not determined to be a commercial well under the procedures set forth in section I-20. If a commercial well is completed in a productive reservoir above the total depth drilled, that portion of the well below the lowest productive reservoir to total well depth will be considered a dry hole.

I-20. Commercial Well. A development well that, upon completion, (i) clearly produces sufficient quantities to pay, at market prices for the products, all costs of drilling, development and operation of the well, or (ii) requires further determination for classification as a commercial well or dry hole.

A well will be classified as a commercial well in the latter case under the following procedure:

(a) It will be produced for 30 days after stimulation (or such lesser time as state regulatory authority requires).

(b) Using the then-available test data for the last 10 days of the test period and economic analysis methods normally used in the industry, Wexpro will make an economic evaluation of the potential value of hydrocarbon production from the well. If the economic evaluation shows that production from the well, when valued at market prices, will pay the expenses of operating the well, including royalties and taxes, plus 50% of the drilling costs to completion to the wellhead, the well will be deemed a commercial well.

(c) If the well does not meet the test set forth in paragraph (b), Wexpro will notify the Company, the Division and the Staff of the Wyoming PSC of its intent to classify the well as a dry hole and will supply to each the economic evaluation and the factual basis for the conclusion. Information that is available at such time will be supplied and will include, if available, drilling costs to date, cost for completion, test data, projected life of the well, the decline curve based on field history, and such other data as would be relevant by industry standards.

(d) If the Company, notwithstanding Wexpro's intent to classify the well as a dry hole, desires to have the well produced and treated as a commercial well under this Agreement, it will so notify Wexpro, the Division and the Staff of the Wyoming PSC within 10 days of receipt of Wexpro's notice in paragraph (c). In such an event, Wexpro will produce the well and, in the absence of Division disapproval under paragraph (f) of this section, it will be deemed a commercial well for the purposes of this Agreement.

(e) If no notice from the Company is served on Wexpro pursuant to paragraph (d), the well will be classified as a dry hole and treated in accordance with the terms of this Agreement.

(f) If the Company elects to have a well produced under paragraph (d), the Division in consultation with the Staff of the Wyoming PSC and such experts as it deems prudent may notify the Company within 30 days of its receipt of the notice provided in paragraph (c) that it rejects the Company's election. Such a rejection will be final and not subject to rescission, modification or arbitration, except as otherwise determined by Commission order upon petition by the Company. If the Division rejects the Company's election under this paragraph and the Company does not seek Commission action, the well will be treated as a dry hole under this Agreement. If the Division does not, within the 30 days, reject the Company's determination that the well be produced and classified as a commercial well, such classification will be final and not subject to arbitration.

(g) Disputes concerning the accuracy, completeness and analysis of the data furnished, or the classification made by Wexpro, under paragraphs (b) and (c) may be the subject of the arbitration procedure set forth in section 9 of the Utah Stipulation to which this Agreement is attached. In no event, however, will wells be subject to reclassification as a result of production and other physical and economic data that become known or available after the analysis performed in paragraph (b) of this section.

I-21. Prior Wexpro Well. A well completed on or before July 31, 1981, on an Account 101/105 leasehold or a transferred leasehold and capitalized in the accounts of Wexpro on that date. All prior Wexpro wells are identified and listed on Schedule 2(b).

I-22. Prior Company Well. A well completed on or before July 31, 1981, and capitalized in the Company's utility accounts on that date. All prior Company wells are identified and listed on Schedule 3(b).

I-22A. Prior Well. A dry hole, as determined at the time of drilling (and not under the provisions of section 1-19), drilled by Wexpro or the Company on any 101/105 leasehold or transferred leasehold prior to August 1, 1981; or any prior Wexpro or prior Company well.

I-23. Pool. An underground accumulation of hydrocarbons in a single, separate natural reservoir characterized by a single pressure system. Each zone of a geologic formation which is completely separated from any other zone in the formation is a separate pool.

I-24. Productive Oil Reservoir. A portion of a pool underlying an Account 101/105 leasehold or a transferred leasehold into which a prior Wexpro well was completed on or before July 31, 1981. All productive oil reservoirs are identified on Schedule 2(a).

I-25. Productive Gas Reservoir. A portion of a pool underlying an Account 101/105 leasehold or a transferred leasehold into which a prior Company well was completed on or before July 31, 1981. All productive gas reservoirs are identified on Schedule 3(a).

HYDROCARBON OPERATIONS AND TRANSACTIONS

I-26. Development Drilling Area.

(a) For each prior Wexpro or prior Company well in a pool, a circle of radius 1980 feet centered at the well, and all additional surface area covered by:

(i) The single-well spacing unit for that well, as determined by the state agency with jurisdiction, and the eight authorized spacing units immediately north, east, west, south, northwest, northeast, southeast and southwest thereof, if state spacing applies to the well; or

(ii) The U.S. Geological Survey-approved participating area determined for royalty purposes for that pool, if the well is in a federal unit; or

(iii) If neither paragraph (i) nor (ii) are applicable, a square of sixteen 40-acre legal subdivisions for prior Company wells or four 40-acre legal subdivisions for prior Wexpro wells (or equivalent lots for irregular sections) situated so that the distance from the center of such square to the well is minimal. If this provision yields two or more squares, the square whose center is closest to the surface projection of the bottom-hole location will be used.

(b) For each prior well that is not a prior Wexpro well or a prior Company well and is within any development drilling area described in paragraph (a) of this section, a circle of radius 1980 feet centered at such well.

I-27. Development Oil Drilling. Any drilling completed (or recompleted in a prior well) after July 31, 1981; drilled within any development drilling area; and:

(a) Targeted and completed in a productive oil reservoir, or

(b) Drilled within 1980 feet of any prior well, completed in any pool above the lowest point to which such well had been drilled, and completed as a commercial well that produces primarily oil during the first 30 days of production.

I-28. Development Gas Drilling. Any drilling completed (or recompleted in a prior well) after July 31, 1981; drilled within any development drilling area; and:

(a) Targeted and completed in a productive gas reservoir, or

(b) Drilled within 1980 feet of any prior well, completed in any pool above the lowest point to which such well had been drilled, and completed as a commercial well that produces primarily gas during the first 30 days of production.

I-29. Exploratory Drilling. Any drilling after July 31, 1981, for the purpose of locating or producing hydrocarbons that is not development oil or gas drilling. Formations underlying Account 101/105 leaseholds or transferred leaseholds into which exploratory drilling is conducted will be referred to as "exploratory properties."

I-30. Enhanced Recovery Facilities. Such facilities as are necessary in connection with "secondary" and "tertiary" petroleum hydrocarbon recovery techniques. These techniques involve man-induced pressure changes or improved sweep efficiency using injected fluids within a productive oil or gas reservoir, often through injection of foreign materials or injection of natural gas for the purpose of increasing the yield from the reservoir. Such techniques do not refer to stimulation procedures used prior to completion to make a well commercial even if essentially similar procedures used on an already commercial well would be classified as "enhanced recovery procedures."

I-31. Farmout. The common petroleum industry transaction by which an oil and gas lease owner contracts to assign a lease or some portion of it to another who undertakes drilling obligations. The assignor usually retains an interest such as an overriding royalty, production payment or working interest.

ACCOUNTING AND RATEMAKING

I-32. Depreciation. A means by which the capital investment in an asset is recovered over the useful life of the asset. Depreciation is generally an expense deduction for federal and state income taxes purposes and is also an element of cost-of-service ratemaking for utilities. As used in this Agreement, depreciation will refer to the standard methods being used by the Company and Wexpro on July 31, 1981, and which are recognized and approved by the accounting profession and agencies having jurisdiction over such procedures. Any change to different depreciation methods for use herein (other than for tax purposes) must be approved in writing by the Division.

I-33. Amortization. A means by which intangible capital investments or other sums are recovered over the life of a related tangible asset or otherwise eliminated over a period of time. Standard accounting methods will be used to implement amortization as necessary. For purposes of this Agreement, exploration and development costs associated with dry holes will not be amortized.

I-34. Royalty. Generally, a percentage of the gross revenues generated from production from a lease. The royalty owner or recipient remains legally responsible for his pro-rata share of handling and transportation costs (if taken in kind) and production-related taxes, including but not limited to severance, ad valorem, and windfall-profits taxes. For those leases from which production is owned only in part by the Company or Wexpro as of July 31, 1981, a royalty provided for in this Agreement will apply only to production attributable to the Company's or Wexpro's respective net interest, as the case may be.

I-35. Overriding Royalty. A royalty interest in oil and gas and other minerals produced at the wellhead in addition to the usual landowner's royalty reserved to the lessor.

I-36. Taxes. All exactions resulting from levies by government, including but not limited to taxes on income, property, production, operations, occupation, franchise, license, privilege, excise and payroll.

I-37. AFUDC. Allowance for funds used during construction. AFUDC is an amount equal to the base rate of return (r), as defined in section I-44, applied to funds used for construction purposes. No AFUDC charges will be included upon expenditures for construction projects that have been abandoned. When only a part of plant or project is placed in operation or is completed and ready for service but the construction work as a whole is incomplete, that part of the cost of the property placed in operation or ready for service will be treated as investment in Wexpro and AFUDC thereon as a charge to construction will cease. AFUDC on that part of the cost of the plant which is incomplete may be continued as a charge to construction until such time as it is placed in operation or is ready for service, except as otherwise limited in this provision.

I-38. Marginal Composite Income Tax Rate. The tax rate

t = tf (1 - ts ) + ts ,

where:

(a) tf is the federal income tax rate for U.S. corporations that would apply to Wexpro's highest level of taxable income if Wexpro were to file a separate tax return, without regard to the actual tax rate (on July 31, 1981, this rate was 46%); and

(b) ts is the weighted state tax rate calculated according to the formula given on Exhibit D. ts will be fixed for each calendar year on the basis of data for the immediately previous calendar year. The rate fixed for the remainder of 1981 is 1.533%, as shown in the sample calculation on Exhibit D.

I-39. Account 101. Account 101 of the Uniform System of Accounts, used to record the original investment in gas plant owned and used by a utility entity in its natural gas operations.

I-40. Account 105. Account 105 of the Uniform System of Accounts, used to record the original investment in property owned and held for future use in natural gas service.

I-41. Investment of Wexpro. The investment base, designated portions of which will serve as the base to which various rates of return, as specified in this Agreement, will be applied. The investment of Wexpro on July 31, 1981, is agreed to be $37,612,818. All subsequent increments to the investment of Wexpro will include future capital, net of depreciation, invested by Wexpro to produce hydrocarbons from productive oil and gas reservoirs and will be as otherwise provided in this Agreement. This will include all depreciated investment in plant and AFUDC in development well drilling and enhanced recovery facilities. New increments of deferred taxes or other tax "timing" reserves related to investments made after July 31, 1981, will be subtracted from those investments prior to inclusion in the investment of Wexpro. New increments of the investment of Wexpro after July 31, 1981, will not include any capitalized dry-hole costs.

I-42. Return. As used in this Agreement, the net from proceeds after they have been reduced by all applicable expenses (but not long-or short-term debt and preferred stock expense), depreciation, amortization and taxes.

I-43. Rate of Return. As a percentage, the return divided by the applicable investment.

I-44. Base Rate of Return (r). A percentage to be (i) applied to specified investment bases or (ii) used as a basis for determining other rates of return as required in this Agreement. The base rate of return (r) is determined by the following method:

(a) For the period August 1, 1981, through July 31, 1982, r will be fixed at 16.00%.

(b) For each subsequent 12-month period following July 31, 1982, r will be determined as of July 31 each year according to the following formula:

r = 16.00 + (i - 14.35),

where i is the following index:

The arithmetic average of the rate of return on common equity as authorized by the indicated regulatory agency for the 20 utility and natural gas companies listed on Schedule 1, such rates of return to be those in effect by valid order of the respective agencies on May 31 of the calendar year in which the average is being determined.

To the extent that the companies listed in Schedule I cease to exist under the corporate names indicated, there will be replacement by the successor or assignee company if that successor or assignee continues to provide the same utility service to the majority of customers served by the previous company in the relevant jurisdiction. Successor state regulatory agencies for those stat-regulated utilities listed in Schedule 1 will not affect the computation under this provision. If, however, any stat-regulated utility becomes federally regulated or unregulated, the parties will choose a replacement stat-regulated utility.

I-45. Market Price. The wellhead price per unit for hydro carbons produced, as determined by the following provisions:

(a) The price upon which third-party royalty payments are to be made for production from the well, as such royalty price is established from time to time.

(b) If a price is not determinable under paragraph (a) at the time of delivery, the average of the three highest prices (if available) paid by a purchaser to a seller (neither of which is an affiliate of the Company) for a product of comparable quality in the same county of delivery or the same producing field, whichever is larger.

(c) If a price is not determinable under paragraphs (a) or (b) at the time of delivery, the highest price paid for the product of comparable quality in the nearest producing area.

I-46. Cost-of-Service. Economic value determined by the aggregation of the actual costs incurred in producing or providing a product. The cost-of-service formulation to be applied under the terms of this Agreement is set forth in Exhibit A.

I-47. Product Allocation. The method to be used for purposes of allocating costs, expenses, depreciation and investments, so that products jointly produced from common facilities can be accounted for separately, each carrying an appropriate allocation of the costs associated with that production. Allocations will be made on the following basis:

(a) Until July 1, 1985, or six months following the effective date of federal deregulation of natural gas ceiling prices under the Natural Gas Policy Act of 1978 or any successor or replacement federal legislation that would decontrol natural gas ceiling prices for gas developed after the date of this Agreement, whichever date occurs first, 12 Mcf of natural gas will be equivalent to one barrel of oil.

(b) After the earlier of the two dates in paragraph (a), a new equivalent ratio between natural gas and oil will be established on the basis of market price of decontrolled natural gas and oil.

II. PRODUCTIVE OIL RESERVOIRS

II-1. List of Prior Wexpro Wells and Productive Oil Reservoirs. Schedule 2(a) sets forth a complete list of productive oil reservoirs. Schedule 2(b) sets forth a complete list of prior Wexpro wells. Schedules 2(a) and 2(b) reflect the explicit agreement by Wexpro that the well known as Spearhead Ranch Unit Well No. 15 will be classified as a prior Wexpro well, the associated reservoir as a productive oil reservoir, and will be subject to the conditions and provisions of this Article II.

II-2. Title and Operation. Any right, title and interest to the properties described on Schedules 2(a) and 2(b) and the corresponding leases, operating rights, wells and appurtenant facilities held by Wexpro will be and remain the sole and exclusive property of Wexpro and will be held and operated by Wexpro in accordance with the terms and conditions of this Article II. Oil, natural gas, and natural gas liquids from productive oil reservoirs will be developed and produced by Wexpro in a prudent manner in accordance with accepted industry standards.

II-3. Ownership of Oil, Natural Gas Liquids and Natural Gas. All oil, natural gas liquids and natural gas produced from productive oil reservoirs will be the property of and be sold or otherwise disposed of by Wexpro.

II-4. Oil and Natural Gas Liquids Proceeds. The total proceeds from the sale of oil and natural gas liquids from productive oil reservoirs, less royalties, will be subject to the following provisions:

(a) Proceeds will first be used to pay the costs and expenses of holding and operating the prior Wexpro wells and productive oil reservoirs. Such costs and expenses will include an allocation to Wexpro of expenses, depreciation, taxes, royalties and other reasonable business expenses of production. The procedures set forth in sections 1-4 of Exhibit A will serve as guidelines for this determination. In no event will deductible expenses include any exploration and development expenses associated with dry holes.

(b) As an example of the allocation to be performed under paragraph (a), where Wexpro employees are engaged in the operation and maintenance of producing oil wells and productive oil reservoirs and contemporaneously engaged in other activities of Wexpro, Wexpro will maintain accurate and complete time and other records for properly allocating the time and expenses of employees among such operations. Costs that can be directly assigned, such as investments in fractionating towers which benefit only natural gas liquids products, will be directly accounted for as a cost of producing that product.

(c) The investment of Wexpro and Wexpro's operating expense for the particular prior Wexpro wells will be allocated to the hydrocarbons produced in accordance with the product allocation method defined in section I-47.

(d) It is agreed that the investment of Wexpro in prior Wexpro wells and productive oil reservoirs will be depreciated by the unit-of-production method. For purposes of calculating the return provided by paragraph (e) of this section, this investment will be determined on a monthly basis, after additions and depreciation as provided herein.

(e) From the proceeds of the sale of oil and natural gas liquids (after deduction of expenses and all royalties as provided in this Article), Wexpro will deduct an amount sufficient to provide a return on that portion of the investment of Wexpro allocated to oil and natural gas liquids production. Such return will be calculated for each monthly income statement and will be the product of on-twelfth of that portion of the investment of Wexpro allocated to oil and natural gas liquids production at the end of that month multiplied by the base rate of return (r).

(f) Any remaining Wexpro oil and natural gas liquids net revenues will be allocated as follows:

(i) 54% of such remainder will be allocated to the Company and placed by the Company in an account used solely for the purposes of reducing natural gas rates, or disposed of otherwise by Commission order.

(ii) The remaining 46% will be retained by Wexpro as its separate property and will not be considered utility income or used to reduce natural gas rates.

(iii) To account appropriately for the income tax impact on the 54% allocation set forth in subparagraph (i) above, the sum paid to the Company by Wexpro will be the 54% described in subparagraph (i) divided by a tax-adjustment factor: 1.0 minus the marginal composite income tax race, as defined in section I-38. (See Exhibit B.)

(iv) Wexpro's income statement for purposes of this Agreement will not include the resultant tax-adjusted sum paid to the Company as an expense under this paragraph, although it may so appear for income tax purposes or other purposes not covered by this Agreement.

(g) The royalty, expense and return treatment and the 54%-46% allocation described in this section will be referred to in this Agreement as the "54-46 formula." The accounting procedure set forth in this Article is illustrated by the sample calculations shown on Exhibit B.

II-5. Pricing of Gas from Oil Wells.

(a) Except for field and repressurization use, any and all natural gas produced by Wexpro from prior Wexpro wells or productive oil reservoirs will be priced at cost-of-service (see Exhibit A) and sold by Wexpro to the Company, subject to such federal laws and regulations as may be applicable to such a sale. In the event that the average monthly cost-of-service for all natural gas sold under this paragraph is in excess of average monthly market price for that natural gas, the difference between the average cost of service and the average market price will be treated as an expense of Wexpro for the purposes of the "54-46 formula," and such difference will not be included in the cost-service calculation.

(b) The Company may, at its discretion, enter into suitable transportation arrangements with third parties or any Company affiliate for transporting gas produced under this Article to its system.

II-6. Enhanced Recovery Procedures. It may be necessary or desirable to implement enhanced recovery procedures in certain prior Wexpro wells and productive oil reservoirs in order to maximize the recovery of oil. The investment in such procedures may be substantial and the results of these operations may not always be successful. If the revenues from the additional oil recovered as a result of such procedures do not cover the expenses, royalties and return as they are related to the enhanced recovery procedures, the initiation of such procedures would result in more of the total Wexpro oil production revenues being allocated to a return on this new capital, with less available for the "54-46 formula." To assure that investment for enhanced recovery procedures will be prudently made, the following terms will apply:

(a) Unless required by state or federal regulatory authority or by third-party co-participants, Wexpro will not install additional enhanced recovery facilities in the Brady-Weber, Brady-Nugget or Dry Piney-Nugget productive oil reservoirs before August 1, 1986. It is acknowledged that Wexpro has co-participants in these and other producing oil wells and productive oil reservoirs. If such co-participants desire to install additional enhanced recovery facilities, Wexpro may be required to participate in order to avoid breach of contractual obligations or other financial risks. If Wexpro is required to install additional enhanced recovery facilities in any of the three productive oil reservoirs named in this paragraph prior to August 1, 1986, the investment and rate of return applicable to such facilities will be the base rate of return (r).

(b) The capital investment required for enhanced recovery facilities will be made entirely by Wexpro. In lieu of the base rate of return (r), such enhanced recovery investment will be assigned a rate of return as follows:

(i) If, at the time an authority for expenditure (AFE) for an enhanced recovery project is executed, the total of the amounts described in subparagraphs II-4(f)(i) and (ii) for the prior 12 months have been less than 3.00% of the average investment of Wexpro allocated to oil production for such a 12-month period, the rate of return to apply only to that enhanced recovery investment will be the base rate of return plus a 2.00% risk premium (r + 2.00).

(ii) In all other cases, the base rate of return (r) will apply.

(c) The aggregate enhanced recovery facilities investment will look to all natural gas liquids and oil production for recovery of investment, expenses and return. Each amount invested will be deemed made on the first day of the month closest to the date when it was made and will be depreciated on the basis of individual enhanced recovery projects.

II-7. Uneconomical Production. When any productive oil reservoir is depleted to a point where, in the prudent judgment of Wexpro, it is no longer economically feasible to produce such a reservoir, production from that reservoir may be terminated, and the investment of Wexpro will be adjusted by the net difference between salvage value and abandonment or dismantling costs.

II-8. Development Oil Drilling. It is acknowledged that some additional development drilling into productive oil reservoirs may be required, but the extent of such development oil drilling required to effectively and efficiently produce the hydrocarbons from prior Wexpro wells and productive oil reservoirs is unknown. Any such development oil drilling will be subject to the following provisions:

(a) If a development well is required in the judgment of Wexpro to produce hydrocarbons more efficiently, Wexpro will drill such a well and assume the total risk of unsuccessful drilling, including dry-hole costs.

(b) If a commercial well results, the investment in such a development oil well will be included in the investment of Wexpro on the first day of the month nearest the date the well is qualified as a commercial well. In lieu of the base rate of return r, the rate of return on commercial development oil wells will be equal to the base rate of return plus a risk premium of 5.00% (r + 5.00).

(c) For each development oil well spudded, Wexpro will keep detailed accounts of the funds used during drilling of such a well in accordance with the treatment of AFUDC set forth in section 1-37. Where a well is deemed to be a commercial well, the accumulated AFUDC for that well will be added to the investment of Wexpro along with the capital invested in the well.

(d) If production from any well drilled under the terms of this Article occurs and the well is determined to be a dry hole (as defined in section I.19), paragraph (b) of this section will not apply. Wexpro may, at its discretion, plug and abandon the well, or produce the well, and the well and all production from the well will be the sole property of Wexpro to dispose of at its discretion and to retain any proceeds.

(e) Wexpro will use prudent judgment in determining the desirability and necessity of development drilling under this Article as well as the timing and methods to be used in any such drilling.

(f) If any liquids extraction plant, sweetening plant or similar natural gas processing facility is required to be built, in the prudent judgment of Wexpro, to process natural gas deliverable to the Company under this Article, Wexpro will notify the Company, and the Company may, at its election, make the investment required and capitalize it in the Company's utility rate base. The method of division of product developed through the use of such facilities and the method of allocation of related costs and expenses will not be affected by this capitalization by the Company.

II-9.     Gas for Repressurization. Gas being produced from a productive oil reservoir may be used to repressure the pool without compensation or obligation to the Company so long as no natural gas is consumed except for field or lease use. When such repressurization ceases and such natural gas is finally produced, it will be delivered to the Company at cost-of-service.

II-10. Delivery. The delivery of natural gas produced under the provisions of this Article II will be at the delivery point (defined in section I.16), and all costs of receiving the natural gas and all the necessary investment at and downstream from such a point will be the responsibility of the Company.

III. PRODUCTIVE GAS RESERVOIRS

III-1. List of Prior Company Wells and Productive Gas Reservoirs. Schedule 3(a) sets forth a complete list of productive gas reservoirs. Schedule 3(b) sets forth a complete list of prior Company wells.

III-2. Transfer of Leaseholds and Operating Rights.

(a) The Company will transfer to Wexpro all 101/105 Account leaseholds and operating rights held by the Company and accounted for in its 101 Account on July 31, 1981, such transfer to be subject to a retention by the Company of the ownership of oil, natural gas liquids, natural gas and other minerals produced from productive gas reservoirs underlying such leaseholds.

(b) Wexpro will own all operating rights and will be the operator of all facilities related to such leaseholds. Wexpro will fund and drill or cause to be funded and drilled all necessary and appropriate development wells on these properties and provide the necessary facilities which in its opinion will be reasonably and prudently necessary to efficiently produce the hydrocarbons in the productive gas reservoirs.

III-3. Ownership of Gas Wells and Hydrocarbons. The prior Company wells and the hydrocarbons produced from productive gas reservoirs after July 31, 1981, will remain the property of the Company. The investment in such wells, installed as of July 31, 1981, will be accounted for in the Company's utility accounts. Proceeds from the sale of oil and natural gas from prior Company wells will be accounted for as utility revenues, except to the extent modified for "new oil" as provided in this Article.

III-4. Post-July 1981 Facilities. Any investment made in the productive gas reservoirs after July 31, 1981, and in commercial development gas wells (including appurtenant facilities) will not be capitalized into the Company's utility accounts, but will be capitalized by Wexpro, and Wexpro will be compensated for these investments by the Company as provided in section III-5. Necessary facilities installed downstream from the delivery point will be capitalized in the Company's utility accounts.

III-5. Operator Service Fee.

(a) Although Wexpro will have no ownership in the natural gas, natural gas liquids or oil produced from productive gas reservoirs, as operator it will bill the Company for the services it performs and for the use of the facilities it has installed to produce the Company's natural gas, natural gas liquids and oil.

(b) Billing for services will be on a monthly cost-of-service basis and will follow, to the extent applicable and practicable, the methods and practices employed by the Utah and Wyoming Public Service Commissions in determining the Company's cost of service prior to the effective date of this Agreement. Exhibit E sets forth the general guidelines for the cost-of-service charge to be made under this section.

(c) The monthly billing for services will specifically include a return on investment for post-July 1981 facilities (described in section III-4) at the base rate of return (r); except that investment in commercial development wells will be entitled to an additional 8.00% (r + 8.00).

III-6. Depreciation. For purposes of this Agreement, Wexpro's post-July 1981 investment in commercial development wells and appurtenant facilities will be depreciated monthly by the unit-of-production method except as otherwise provided in section I-32.

III-7. Delivery. The delivery of natural gas and natural gas liquids produced under the provisions of this Article III will be at the delivery point (defined in section I-16), and all costs of receiving, processing and gathering the natural gas and natural gas liquids and all the necessary investment at and downstream from such a point will be the responsibility of the Company.

III-8. Development Gas Drilling.

(a) Wexpro will exercise prudent judgment, as if it were the owner of the productive gas reservoirs, in determining the desirability and necessity of development gas drilling under this Article, as well as the timing and methods to be used in any such drilling.

(b) It is acknowledged that development drilling for natural gas often involves deep, time-consuming drilling that may not result in a commercial well. If any development gas well in a productive gas reservoir becomes a commercial well, the investment in the well (and in the appurtenant facilities up to the delivery point) will be capitalized in the post-July 1981 investment of Wexpro in the same manner and under the same conditions as for a development oil well drilled on the productive oil reservoirs outlined in Article II, including but not limited to the use by Wexpro of AFUDC at the base rate of return (r).

(c) Wexpro will spend or invest at least $40,000,000 (undepreciated original cost) for development drilling in productive gas reservoirs under the provisions of this Article III between August 1, 1981, and July 31, 1986.

(d) If production from any well drilled under the terms of this Article occurs and the well is determined to be a dry hole (as defined in section I-19), Wexpro may, at its discretion, plug and abandon the well or produce the well, and the well and all production from the well will be the sole property of Wexpro to dispose of at its discretion and to retain the proceeds.

(e) If any liquids extraction plant, sweetening plant or similar natural gas processing facility is required to be built, in the prudent judgment of Wexpro, to process natural gas deliverable to the Company under this Article, Wexpro will notify the Company, and the Company may, at its election, make the investment required and capitalize the same in the Company's utility rate base. The method of division of product developed through the use of such facilities and the method of allocation of related costs and expenses will not be affected by this capitalization by the Company.

III-9. "New Oil" from Productive Gas Reservoirs.

(a)    Oil from commercial wells completed after July 31, 1981, in productive gas reservoirs will be sold by Wexpro on behalf of the Company, and the resulting revenues will be apportioned between the Company and Wexpro as provided by the "54-46 formula."

(b) Oil produced under this section will bear a share of the productive gas reservoir's expenses and investment, determined by the product allocation method defined in section I-47.

(c) Any allocated oil investment related to post-July 1981 development gas wells (under paragraph III-4 will carry with it the entitlement to apply a 5.00% risk premium in the "54-46 formula" as specified for development oil drilling in Article II.

(d) Any facilities that may be installed to separate or treat oil and natural gas liquids downstream from the delivery point will be installed by the Company and will be included in the Company's utility accounts.

III-10. Termination of Production. Should any production from productive gas reservoirs that is achieved by use of facilities installed by Wexpro after July 31, 1981, be terminated, such post-July 31, 1981 investment of Wexpro in productive gas reservoirs will be adjusted by the net difference between salvage value and abandonment or dismantling costs related to such facilities.

III-11. Off-System Natural Gas Production. If natural gas is developed from productive gas reservoirs at any time that cannot be economically delivered into the Company's distribution system or which is on July 31, 1981, being sold to third parties under long term contract, such Company-owned natural gas will be sold for the Company by Wexpro as the operator, and the revenues less expenses will be accounted for by the Company solely to reduce natural gas rates or as otherwise directed by Commission order.

III-12. Celsius Energy Company. For pub of this Article III, references to Wexpro will be construed as referring either to Wexpro or Celsius, as designated by the Company.

IV. EXPLORATORY PROPERTIES

IV-1. Account 101/105 Leaseholds. Set forth in Schedule 4(a) is the identification of all Account 101/105 leaseholds held in the Company's Account 101 on July 31, 1981., and transferred to Wexpro under Article III. Set forth in Schedule 4(b) is the identification of all Account 101/105 leaseholds held in the

Company's Account 105 on July 31, 1981.

IV-2. Transfer of Account 105 Leaseholds. All leaseholds and operating rights held by the Company in Account 105 on July 31, 1981, will be transferred to Wexpro, effective August 1, 1981, subject to the conditions set forth elsewhere in this Article IV. All exploratory properties, as defined in section 1-29, that are associated with the 101/105 leaseholds held in the Company Account 101 on July 31, 1981, are to be transferred to Wexpro under Article III, but will be subject to the terms of this Article IV.

IV-3. Account 105 Productive Gas Reservoirs. Any productive gas reservoir underlying Account 105 leaseholds transferred under this Article and listed on Schedule 3(a) is subject to a retention by the Company of the ownership of oil, natural gas liquids, natural gas and other minerals produced from such reservoirs.

IV-4. 7% Overriding Royalty on Exploratory Properties. There is hereby retained by the Company a 7% of 8/8ths overriding royalty on all natural gas, natural gas liquids and oil produced from the exploratory properties, as defined in section I-29, subject to the following provisions:

(a) In the event that on July 31, 1981, (i) the operating and working interest of the Company in the properties to be transferred and assigned is less than the full operating and working interest in the lease, or (ii) the lease covers less than the full oil and natural gas mineral estate under the lands covered by the lease, then the overriding royalty interest of the Company will be proportionately reduced, and therefore the 7% will apply only to the interest of the Company or Wexpro on July 31, 1981.

(b) In the event Wexpro should farm out any of the exploratory properties, it will endeavor to ensure that the overriding royalty interest provided for in this section will not be diminished. In the event that Wexpro, in its sole discretion, determines that it is unable or unwilling to farm out an exploratory property on terms and conditions that would preserve such overriding royalty interest, then Wexpro may make such other farmout arrangements as it desires; provided, however, that the Company will receive, in lieu of the 7% overriding royalty interest provided above, a 10% overriding royalty interest solely on the share of the interest in hydrocarbon production actually received by Wexpro under such farmout arrangement.

(c) The overriding royalty applies to all oil, natural gas liquids and natural gas extracted under the terms and conditions of Wexpro's leasehold or other interests in exploratory properties. The calculation of the royalty is exemplified on Exhibit C.

(d) With respect to any specific lease to which this Article is applicable, the overriding royalty will continue until expiration or surrender of the lease. However, if Wexpro reacquires the lease within six months after expiration or surrender, the overriding royalty and first right of purchase provided in section IV-6 will be in full force on the reacquired lease. If Wexpro reacquires the lease after six months but before four years after expiration or surrender, the overriding royalty will be paid to the Company only after payout of any bonus payments or other out-pocket costs by Wexpro to reacquire the lease; the same first right to purchase attaches during this period. If Wexpro reacquires the lease four years or more after expiration or surrender, the Company will have no right, title or interest in the lease.

(e) If any interest in the exploratory properties is sold by Wexpro after July 31, 1981, such a sale will be subject to the overriding royalty provided for in this section, and Wexpro will use its best efforts to retain for the Company the first right of purchase provided for in section IV-6. The proceeds of any such sale will belong to Wexpro.

IV-5. Carrying Costs and Expenses of Exploratory Properties. Wexpro will have the sole responsibility for leasehold carrying costs and other expenses associated with unsuccessful exploratory drilling.

IV-6. The Company's First Right to Purchase.

(a) The Company or an affiliate of the Company designated to purchase such gas for resale to the Company will have a 30-day first right to purchase Wexpro's share of the natural gas produced from any exploratory property at market prices, whether or not the natural gas is deliverable to the Company's system. Wexpro will use its best efforts and due regard for its responsibilities under this Agreement to preserve and maximize the supplies of such natural gas.

(b) Whenever Wexpro has natural gas available for sale that is subject to this first right to purchase, it will notify in writing the Company, or an affiliate of the Company designated to purchase such gas for resale to the Company, as the case may be. The one receiving notice will have 30 days from the date of service or personal delivery of such notice to elect, in writing, to purchase the natural gas described in such notice. Any failure to notify Wexpro of such an election within 30 days will be deemed an election not to purchase. Any election not to purchase, whether actual or constructive, will authorize Wexpro to dispose of only that natural gas subject to that notice in any manner deemed advisable by Wexpro and pay the Company only the applicable overriding royalty on that natural gas.

(c) In the event Wexpro's share of any natural gas produced under this Article is sold directly to the Company and any state governmental authority with ratemaking jurisdiction over the Company's resale transactions precludes it from recovering in its rates and charges any portion of the price to be paid to Wexpro under this section, the price will be reduced to equal the amount the Company has been allowed to recover. Under such a reduction, Wexpro may, at its sole discretion, elect to be released of its obligation to sell further gas which is subject to the price reduction effective upon written notice to the Company.

IV-7. Exploratory Property Farmout. In the event Wexpro should farm out any of the exploratory properties, Wexpro will use its best efforts to obtain a 30-day first right to purchase all natural gas produced by the farmee from such a property and will assign to the Company or affiliate designated by the Company for the benefit of the Company any such right to first purchase so obtained.

IV-8. Celsius Energy Company. For purposes of this Article IV, references to Wexpro will be construed as referring either to Wexpro or Celsius, as designated by the Company.

V. CERTAIN POST-1976 WEXPRO PROPERTIES

V-1. List of Properties. Schedule 5 sets forth certain properties acquired separately by Wexpro from sources other than the Company after December 31, 1976, which are subject to the provisions of this Article V. This includes approximately 128,000 acres acquired by Wexpro from third parties since the date of its organization in January 1977 until May 10, 1979. (Excluded from the provisions of this Article V are certain properties acquired by Wexpro prior to May 10, 1979, encompassing approximately 26,000 acres in Idaho, 3,000 additional acres earned by Wexpro under farmouts, and properties acquired prior to that date in Washington, Oregon, Nebraska, North Dakota and South Dakota.) Included on Schedule 5 are certain Wexpro leaseholds in the Bug Area in San Juan County, Utah, acquired after May 10, 1979.

V-2. Post-May 10, 1979, Wexpro Properties. All acreage and leasehold interests acquired alter May 10, 1979, by Wexpro, except those certain properties listed in Schedule 5 will not be subject to any overriding royalty in favor of the Company, and the Company will have no right, title or interest therein, or in the oil, natural gas or natural gas liquids produced.

V-3. 2-1/2% Overriding Royalty in the Company. Wexpro hereby grants to the Company an overriding royalty of 2-1/2% of 8/8ths on all production from any property listed on Schedule 5, subject to the following provisions:

(a) In the event that on July 31, 1981, (I) the operating and working interest of Wexpro in the properties to be transferred and assigned is less than the full operating and working interest in the lease, or (ii) the lease covers less than the full oil and natural gas mineral estate under the lands covered by the lease, then the overriding royalty interest of the Company will be proportionately reduced and the 2 1/2% will therefore apply only to the interest of Wexpro on July 31, 1981.

(b) The overriding royalty applies to all oil, natural gas liquids, natural gas and other minerals extracted under the terms and conditions of Wexpro's leasehold or other interests in properties listed on Schedule 5.

(c) If any interest in the exploratory properties is sold by Wexpro after July 31, 1981, such a sale will be subject to the overriding royalty provided for in this section, and Wexpro will use its best efforts to retain for the Company a 30-day first right of purchase, such right to be the same as that provided for in section IV-6. The proceeds of any such sale will belong to Wexpro.

V-4. First Right of Purchase of Gas. In identical terms and intent as in Article IV, the Company will have a first right to purchase all natural gas produced from properties described on Schedule Son the same 30-day notice terms as in Article IV, which terms are hereby incorporated by this reference to the extent not contradictory. This provision does not apply to gas under contract or otherwise committed or dedicated on the effective date of this Agreement.

VI. PRE-1977 NON-UTILITY PROPERTIES

Properties that were acquired by the Company and recorded -directly in its non-utility accounts prior to January 1, 1977, are and will remain the separate property of Wexpro, and the Company will have no right, title or interest to them. These properties are set forth and described in Schedule 6.

VII. RELATIONSHIP TO PURCHASE AND SALE AGREEMENT

VII-1. Agreement of Purchase and Sale Superseded. The terms and conditions of the Agreement of Purchase and Sale of April 24, 1978, that confer current or future obligations and rights on Wexpro and the Company are superseded by this Agreement, and the Agreement of Purchase and Sale is terminated, effective on the effective date of this Agreement.

VII-2. Prior Transfer of Properties. Certain of the properties described in this Agreement were the subject of the conveyance from Mountain Fuel Supply Company to Wexpro under the Agreement of Purchase and Sale and have been held, operated and owned by Wexpro since the effective date of that Agreement. Except as provided in this Agreement to the contrary, such properties will be and remain the sole and exclusive property of Wexpro.

VII-3. Prior Consideration. As partial consideration for the conveyance of properties from Mountain Fuel Supply Company to Wexpro Company under the Agreement of Purchase and Sale, Wexpro executed and delivered to the Company all of the then outstanding capital stock of Wexpro. Such delivery of common stock remains effective. No additional deliveries of Wexpro's common stock to the Company or return of its common stock to Wexpro is contemplated by this Agreement.

VIII. MISCELLANEOUS PROVISIONS

VIII-1. Successor and Assigns. This Agreement will be binding upon the parties and their successors and assigns. No assignment of any right or obligation under this Agreement will be valid if it operates to relieve the assignee of the obligations so assigned.

VIII-2. Integrated Provisions. The terms and conditions of this Agreement are to be treated as an integrated whole. To the extent that any singular provision is found to be unenforceable or voidable by a court or agency with proper jurisdiction, it is the intent of the parties that the remaining terms of this Agreement will not remain in force and be enforceable by the parties. Failure of any part of this Agreement will cause failure of the entire Agreement unless otherwise agreed to by the parties.

VIII-3. Limitations. The scope of this Agreement is limited to the matters directly addressed. It is not intended to cover any future activity, function, acquisition, transaction or other business endeavor initiated by, joined by or otherwise entered into by the Company, Wexpro, or any other subsidiary or affiliate of the Company unless specifically set forth in this Agreement.

VIII-4. Filing Reports. Wexpro and the Company will co operate in providing, in a timely manner when requested, information necessary for the preparation and filing of reports required by appropriate governmental bodies. However, nothing in this section will be construed to deprive either party of any right or election to decline to produce confidential materials or to attach conditions to any confidential disclosure.

VIII-5. Remedies. The parties may seek appropriate remedies at law and equity for breaches of the terms of this Agreement; except that, rescission will not be sought under any condition (except mutual assent), and no transfer, conveyance, grant or reservation executed under this Agreement may be rescinded.

VIII-6. Field and Lease Use. Wexpro may consume for field or lease use, without compensation or other obligation to the Company, reasonable quantities of any natural gas produced under Articles II, III, IV and V in connection with the production of hydrocarbons from the properties subject to the provisions of such Articles.

VIII-7. Force Majeure. If Wexpro or the Company is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, other than the obligation to make money payments, that party will give to the other party prompt written notice of the force majeure with reasonably full particulars concerning it. Thereupon, the obligations of the party giving the notice, so far as they are affected by the force majeure, will be suspended during, but no longer than, the continuance of the force majeure. The affected party will use all possible diligence to remove the force majeure as quickly as possible.

The requirement that any force majeure will be remedied with all reasonable dispatch will not require the settlement of strikes, lockouts, or other labor difficulty by the party involved contrary to its wishes. Such difficulties will be handled entirely within prudent and reasonable judgment of the party concerned.

The term "force majeure" means an act of God, strike, lockout, or other industrial disturbance, act of public enemy, war, blockade, public riot, lightning, fire, storm, flood, mechanical breakdown, explosion, governmental restraint, or any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension.

VIII-8. Auditing Costs. Any billing to the Company by Wexpro for services under this Agreement or other determination of expenses may include, as a business expense, the allocated costs of auditing of only the properties and transactions covered by this Agreement by independent certified public accountants and other auditors as such audits may be required under the terms of this Agreement or the Wyoming and Utah

Stipulations.

VIII-9. Instruments of Conveyance. Each party will execute such instruments and documents as may be deemed necessary or proper for effecting the intent of this Agreement. All such documents will, in all their terms, be in harmony with the provisions and intent of this Agreement.

VIII-10. Farmouts. Nothing in this Agreement will be construed to preclude Wexpro from entering into farmout agreements with third parties with respect to the transferred leaseholds or other properties assigned, conveyed or transferred under this Agreement as provided in this Agreement.

VIII-11. Surface Use. To the extent that Wexpro or the Company owns or controls any rights to the use or enjoyment of the surface of any of the properties that are subject to this Agreement, the party owning or controlling such surface rights will, to the extent that it has the legal right to so do, grant coextensive surface rights to the other party; provided that each party will be fully responsible for its own activities and facilities upon such lands. Whenever such properties are jointly used by the parties, each party will so conduct its activities upon such lands as to interfere as little as practicable with the activities and operations of the other party.

VIII-12. Lease and Other Legal Obligations. Unless otherwise herein provided to the contrary, Wexpro agrees at its sole cost, risk and expense to perform and comply with any and all legally binding lease or other contractual obligations pertaining to the transferred leaseholds and other properties transferred to it under this Agreement and will comply with all laws, rules and regulations relating to the production of oil and natural gas from such properties and facilities. However, Wexpro will be at liberty to determine for itself the nature, extent and applicability of such obligations, whether contractual or otherwise.

VIII-13. Standard of Operation. Except as specifically provided herein, in all aspects of exploration for and development of oil and natural gas discoveries and production on transferred leaseholds and Account 101/105 leaseholds transferred under this Agreement, the parties will operate in accordance with prudent, standard and accepted field and reservoir management and engineering practices, and with due regard for the benefits provided the Company's utility operations.

VIII-14. Exploration Data. In connection with the properties subject to this Agreement, the Company will transfer to Wexpro all exploration-related geological, geophysical and land data and information that it held on July 31, 1981, and reduce its employment and overhead costs accordingly.

VIII-15. Functional Accounting. For purposes of carrying out the terms and conditions of this Agreement, Wexpro will maintain appropriate separate functional accounting of the transactions required under this Agreement.

VIII- 16. Additional Payment. As partial consideration for the aggregate rights, benefits and covenants conferred under this Agreement, Wexpro will pay the Company to be credited to its utility accounts the sum of $250,000 per year for 12 consecutive years.

IX. EFFECTIVE DATE

The effective date of the terms and conditions of this Agreement is August 1, 1981.

X. ATTACHMENTS

X-1. Exhibits. Attached to and made a part of this Agreement by reference are the following exhibits:

Exhibit    Title

A     Cost of Service Formulation

B	Sample Calculation of Productive Oil Reservoir Accounting

C	Sample Overriding Royalty Calculation

D	Marginal Composite Tax Rate Calculation

E	Operator Service Fee

X.2. Schedules. Attached to and made a part of this Agreement by reference are the following schedules:

Schedule    Title

1	Base Rate of Return Index Companies

2(a)	Productive Oil Reservoirs

2(b)	Prior Wexpro Wells

3(a)	Productive Gas Reservoirs

3(b)	Prior Company Wells

4(a)	Account 101 Leaseholds

4(b)	Account 105 Leaseholds

5	Post-1976 Wexpro Properties in which the Company has a Royalty

6	Pre-1977 Non-Utility Properties